Exhibit 99

NEWS RELEASE
Ingredion Incorporated
5 Westbrook Corporate Center	CONTACTS:
Westchester, IL 60154	Investors: Noah Weiss, 773-896-5242
Media: Rick Wion, 708-209-6323

INGREDION INCORPORATED REPORTS STRONG SECOND QUARTER RESULTS
AND RAISES FULL-YEAR OUTLOOK
•Second quarter 2024 reported and adjusted operating income* declined 4% and grew 8%, respectively, compared to prior year
•Second quarter 2024 reported and adjusted EPS* were $2.22 and $2.87, a decrease of 8% and an increase of 24%, respectively
•Raising guidance for full-year reported EPS to be in the range of $10.20 to $10.70 and adjusted EPS to be in the range of $9.70 to $10.20

WESTCHESTER, Ill., August 6, 2024 – Ingredion Incorporated (NYSE: INGR), a leading global provider of ingredient solutions to the food and beverage manufacturing industry, today reported results for the second quarter of 2024. The results, reported in accordance with U.S. generally accepted accounting principles (“GAAP”) for the second quarter of 2024 and 2023, include items that are excluded from the non-GAAP financial measures that the Company presents.

“In the second quarter, Ingredion achieved significant growth, led by Texture & Healthful Solutions, which experienced 8% sales volume growth year over year," stated Jim Zallie, president and CEO of Ingredion. Additionally, our Food & Industrial segments were well positioned to respond to robust customer demand and delivered exceptionally strong profit growth.”

“In the quarter, we also deployed strategic capital to support future organic growth in texture solutions, and in line with our sugar reduction strategy, we further increased our ownership in PureCircle to 98%. Our organization is benefiting from our new segments as we increasingly leverage our global operating model and drive innovative ways to strengthen customer engagements for future growth. Our Driving Growth Roadmap continues to guide our strategic actions to create long-term shareholder value.”
“Last quarter marked the launch of our Cost2Compete program, aimed at achieving $50 million in run-rate savings by the end of 2025. Our initiatives to date have realized $18 million in run-rate savings, which will provide additional leverage for the remainder of the year,” Zallie concluded.

*Adjusted financial measures are non-GAAP financial measures. See section II of the Supplemental Financial Information entitled “Non-GAAP Information” following the Condensed Consolidated Financial Statements included in this news release for a reconciliation of these non-GAAP financial measures to the most directly comparable GAAP measures.

INGREDION REPORTS SECOND QUARTER 2024 RESULTS – Page 2
Diluted Earnings Per Share (EPS)

	2Q23	2Q24
Reported Diluted EPS	$2.42	$2.22
Impairment charge	—	0.33
Restructuring and resegmentation costs	—	0.03
Net gain on sale of business	—	0.01
Tax items and other matters	(0.10)	0.28
Adjusted Diluted EPS**	$2.32	$2.87
Estimated factors affecting changes in Reported and Adjusted EPS

2Q24
Total items affecting EPS**	0.55
Total operating items	0.20
Margin	0.06
Volume	0.03
Foreign exchange	0.00
Other income	0.11
Total non-operating items	0.35
Other non-operating income	0.01
Financing costs	0.22
Tax rate	0.10
Shares outstanding	0.02
Non-controlling interests	0.00
** Totals may not sum due to rounding

Other Financial items
•At June 30, 2024, total debt and cash, including short-term investments, were $1.9 billion and $510 million, respectively, versus $2.2 billion and $409 million, respectively, at December 31, 2023.
•Reported net financing costs for the second quarter were $10 million, compared to $30 million for the year-ago period of which $10 million of the improvement is attributable to foreign exchange impacts.
•Reported and adjusted effective tax rates for the quarter were 34.8% and 25.4%, respectively, compared to 25.1% and 28.3%, respectively, in the year-ago period. The increase in the reported effective tax rate was primarily due to a change in the value of the Mexican peso against the U.S. dollar and the impairment of an equity method investment.
•Capital expenditures, net were $120 million year-to-date.

INGREDION REPORTS SECOND QUARTER 2024 RESULTS – Page 3
Business Review
Total Ingredion
Net Sales

$ in millions	2023	FX Impact	Volume	S. Korea Volume*	Price mix	2024	Change	Change excl. FX
Second Quarter	2,069	(11)	104	(80)	(204)	1,878	(9%)	(9%)
Year-to-Date	4,206	1	64	(131)	(380)	3,760	(11%)	(11%)
*Represents loss of volume due to the sale of the South Korea business completed on February 1, 2024
Reported Operating Income

$ in millions	2023	FX Impact	Business Drivers	Restructuring / Impairment	Other	2024	Change	Change excl. FX
Second Quarter	251	—	19	(21)	(9)	240	(4%)	(4%)
Year-to-Date	542	3	(64)	(24)	(4)	453	(16%)	(17%)
Adjusted Operating Income

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
Second Quarter	251	—	19	270	8%	8%
Year-to-Date	547	3	(64)	486	(11%)	(12%)
Net Sales
•Second quarter and year-to-date net sales were down from the year-ago period 9% and 11%, respectively. The decreases were driven by price mix primarily from lower raw material costs and lost sales volume from the sale of South Korea, partially offset by volume increases.
Operating Income
•Second quarter reported and adjusted operating income were $240 million and $270 million. The difference in reported operating income versus adjusted in the period was primarily attributable to the impairment of an equity method investment and the impact of tornado damage to a U.S. warehouse. Adjusted operating income increased 8% versus the prior year driven by lower raw material and input costs and higher volume, partially offset by price mix. Excluding foreign exchange impacts, reported and adjusted operating income were down 4% and up 8%, respectively, from the same periods last year.
•Year-to-date reported and adjusted operating income were $453 million and $486 million, a decrease of 16% and 11%, respectively, versus the year-ago period. The decreases were due to price mix partially offset by lower raw material and input costs. Excluding foreign exchange impacts, reported and adjusted operating income were down 17% and 12%, respectively, from the same periods last year.
Texture & Healthful Solutions
Net Sales

$ in millions	2023	FX Impact	Volume	Price mix	2024	Change	Change excl. FX
Second Quarter	618	(9)	51	(72)	588	(5%)	(3%)
Year-to-Date	1,283	(15)	50	(133)	1,185	(8%)	(6%)

INGREDION REPORTS SECOND QUARTER 2024 RESULTS – Page 4
Segment Operating Income

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
Second Quarter	105	(1)	(18)	86	(18%)	(17%)
Year-to-Date	232	(2)	(70)	160	(31%)	(30%)
•Second quarter operating income for Texture & Healthful Solutions was $86 million, a decrease of $19 million from the year-ago period, driven by unfavorable price mix, partially offset by recovering volumes and lower input costs. Year-to-date operating income was $160 million, a decrease of $72 million driven by unfavorable price mix and higher input costs, partially offset by improved volume. Excluding foreign exchange impacts, segment operating income was down 17% and 30%, respectively, for the second quarter and year-to-date.
Food & Industrial Ingredients - LATAM
Net Sales

$ in millions	2023	FX Impact	Volume	Price mix	2024	Change	Change excl. FX
Second Quarter	666	2	28	(66)	630	(5%)	(6%)
Year-to-Date	1,333	28	12	(127)	1,246	(7%)	(9%)
Segment Operating Income

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
Second Quarter	101	1	28	130	29%	28%
Year-to-Date	223	6	2	231	4%	1%
•Second quarter operating income for Food & Industrial Ingredients - LATAM was $130 million, an increase of $29 million from the year-ago period, and year-to-date operating income was $231 million, an increase of $8 million from the year-ago period. The increase in both periods was primarily attributable to lower input costs and improved volume, partially offset by price mix. Excluding foreign exchange impacts, segment operating income was up 28% and 1%, respectively, for the second quarter and year-to-date.
Food & Industrial Ingredients - U.S./Canada
Net Sales

$ in millions	2023	FX Impact	Volume	Price mix	2024	Change	Change excl. FX
Second Quarter	604	(2)	11	(58)	555	(8%)	(8%)
Year-to-Date	1,212	(2)	(13)	(101)	1,096	(10%)	(9%)
Segment Operating Income

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
Second Quarter	80	(1)	26	105	31%	33%
Year-to-Date	172	(1)	21	192	12%	12%
•Second quarter operating income for Food & Industrial Ingredients - U.S./Canada was $105 million, up $25 million from the year-ago period, and year-to-date operating income was $192 million, an increase of $20 million from the year-ago period. The change in both periods was driven by lower raw material and input costs partially offset by price

INGREDION REPORTS SECOND QUARTER 2024 RESULTS – Page 5
mix. Excluding foreign exchange impacts, segment operating income was up 33% and 12%, respectively, for the second quarter and year-to-date.
All Other**
Net Sales

$ in millions	2023	FX Impact	Volume	S. Korea Volume*	Price mix	2024	Change	Change excl. FX
Second Quarter	181	(2)	14	(80)	(8)	105	(42%)	(41%)
Year-to-Date	378	(10)	15	(131)	(19)	233	(38%)	(36%)
*Represents loss of volume due to the sale of the South Korea business
Segment Operating Income (Loss)

$ in millions	2023	FX Impact	Business Drivers	2024	Change	Change excl. FX
Second Quarter	3	1	(14)	(10)	(433%)	(467%)
Year-to-Date	(5)	—	(9)	(14)	(180%)	(180%)
•Second quarter operating loss for All Other was $10 million, down $13 million from the prior year, and year-to-date operating loss was $14 million, down $9 million from the prior year, primarily driven by the sale of the South Korea business.
**All Other consists of the businesses of multiple operating segments that are not individually or collectively classified as reportable segments. Net sales from All Other are generated primarily by sweetener and starch sales by our Pakistan business, sales of stevia and other ingredients from our PureCircle and Sugar Reduction businesses, and pea protein ingredients from our Protein Fortification business.
Dividends and Share Repurchases
In the first half of 2024, the Company paid $104 million in dividends to shareholders and announced a quarterly dividend of $0.78 per share that was paid on July 23, 2024. During the quarter, the Company repurchased $65 million of outstanding shares of common stock.
Updated Third Quarter and Full-Year 2024 Outlook
For the third quarter of 2024, excluding the effects of the sale of the South Korea business, the Company expects net sales to be flat, and reported and adjusted operating income to be up high-double-digits.
The Company now expects its full-year 2024 reported EPS to be in the range of $10.20 to $10.70, which includes the impact of the gain on the sale of the South Korea business completed on February 1, 2024.
The Company anticipates adjusted EPS to be in the range of $9.70 to $10.20. Excluding the effects of the sale of the South Korea business, the Company expects full-year 2024 net sales to be down low single digits, reflecting the pass-through of lower corn values. Reported and adjusted operating income is expected to be up mid-single-digits.
Corporate costs are expected to be up low single-digits.
For full-year 2024, the Company now expects a reported and adjusted effective tax rate of 27.0% to 28.0%, and 26.5% to 27.5%, respectively.
Cash from operations for full-year 2024 is now expected to be in the range of $800 million to $950 million. Capital expenditures for the full year are still expected to be approximately $340 million.

INGREDION REPORTS SECOND QUARTER 2024 RESULTS – Page 6
Conference Call and Webcast Details
Ingredion will host a conference call on Tuesday, August 6, 2024, at 8 a.m. CT/ 9 a.m ET, hosted by Jim Zallie, president and chief executive officer, and Jim Gray, executive vice president and chief financial officer. The call will be webcast in real time and can be accessed at https://ir.ingredionincorporated.com/events-and-presentations. A presentation containing additional financial and operating information will be accessible through the Company’s website and available to download a few hours prior to the start of the call. A replay will be available for a limited time at https://ir.ingredionincorporated.com/financial-information/quarterly-results.
About the Company
Ingredion Incorporated (NYSE: INGR), headquartered in the suburbs of Chicago, is a leading global ingredient solutions provider serving customers in more than 120 countries. With 2023 annual net sales of nearly $8 billion, the Company turns grains, fruits, vegetables and other plant-based materials into value-added ingredient solutions for the food, beverage, animal nutrition, brewing and industrial markets. With Ingredion’s Idea Labs® innovation centers around the world and approximately 12,000 employees, the Company co-creates with customers and fulfills its purpose of bringing the potential of people, nature and technology together to make life better. Visit ingredion.com for more information and the latest Company news.
Forward-Looking Statements
This news release contains or may contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Ingredion intends these forward-looking statements to be covered by the safe harbor provisions for such statements.
Forward-looking statements include, among others, any statements regarding our expectations for full-year 2024 reported and adjusted earnings per share, net sales, reported and adjusted operating income, corporate costs, reported and adjusted effective tax rate, cash from operations, and capital expenditures, our expectations for third quarter 2024 net sales and reported and adjusted operating income, and any other statements regarding our prospects and our future operations, financial condition, volumes, cash flows, expenses or other financial items, including management’s plans or strategies and objectives for any of the foregoing and any assumptions, expectations, or beliefs underlying any of the foregoing.
These statements can sometimes be identified by the use of forward-looking words such as “may,” “will,” “should,” “anticipate,” “assume,” “believe,” “plan,” “project,” “estimate,” “expect,” “intend,” “continue,” “pro forma,” “forecast,” “outlook,” “propels,” “opportunities,” “potential,” “provisional,” or other similar expressions or the negative thereof. All statements other than statements of historical facts therein are “forward-looking statements.”
These statements are based on current circumstances or expectations, but are subject to certain inherent risks and uncertainties, many of which are difficult to predict and beyond our control. Although we believe our expectations reflected in these forward-looking statements are based on reasonable assumptions, investors are cautioned that no assurance can be given that our expectations will prove correct.
Actual results and developments may differ materially from the expectations expressed in or implied by these statements, based on various risks and uncertainties, including geopolitical conflicts and actions arising from them, including the impacts on the availability and prices of raw materials and energy supplies, supply chain interruptions, and volatility in foreign exchange and interest rates; changing consumer consumption preferences that may lessen demand for products we make; the effects of global economic conditions and the general political, economic, business, and market conditions that affect customers and consumers in the various geographic regions and countries in which we buy our raw materials or manufacture or sell our products, and the impact these factors may have on our sales volumes, the pricing of our products and our ability to collect our receivables from customers; future purchases of our products by major industries which we serve and from which we derive a significant portion of our sales, including, without limitation, the food, animal nutrition, beverage and brewing industries; the risks associated with pandemics; the uncertainty of acceptance of products developed through genetic modification and biotechnology; our ability to develop or acquire new products and services at rates or of qualities sufficient to gain market acceptance; increased competitive and/or customer pressure in the corn-refining industry and related industries, including with respect to the markets and prices for our primary products and our co-products, particularly corn oil; price fluctuations, supply chain disruptions, and shortages affecting inputs to our production processes and delivery channels, including raw materials, energy costs and availability and cost of freight and logistics; our ability to contain costs, achieve budgets and realize expected synergies, including with respect to our ability to complete planned

INGREDION REPORTS SECOND QUARTER 2024 RESULTS – Page 7
maintenance and investment projects on time and on budget as well as with respect to freight and shipping costs and hedging activities; operating difficulties at our manufacturing facilities and liabilities relating to product safety and quality; the effects of climate change and legal, regulatory, and market measures to address climate change; our ability to successfully identify and complete acquisitions, divestitures, or strategic alliances on favorable terms as well as our ability to successfully conduct due diligence, integrate acquired businesses or implement and maintain strategic alliances and achieve anticipated synergies with respect to all of the foregoing; economic, political and other risks inherent in conducting operations in foreign countries and in foreign currencies; the failure to maintain satisfactory labor relations; our ability to attract, develop, motivate, and maintain good relationships with our workforce; the impact on our business of natural disasters, war, threats or acts of terrorism, or the occurrence of other significant events beyond our control; the impact of impairment charges on our goodwill or long-lived assets; changes in government policy, law, or regulation and costs of legal compliance, including compliance with environmental regulation; changes in our tax rates or exposure to additional income tax liability; increases in our borrowing costs that could result from increased interest rates; our ability to raise funds at reasonable rates and other factors affecting our access to sufficient funds for future growth and expansion; interruptions, security incidents, or failures with respect to information technology systems, processes, and sites; volatility in the stock market and other factors that could adversely affect our stock price; risks affecting the continuation of our dividend policy; and our ability to maintain effective internal control over financial reporting.
Our forward-looking statements speak only as of the date on which they are made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date of the statement as a result of new information or future events or developments. If we do update or correct one or more of these statements, investors and others should not conclude that we will make additional updates or corrections. For a further description of these and other risks, see “Risk Factors” and other information included in our Annual Report on Form 10-K for the year ended December 31, 2023, and our subsequent reports on Form 10-Q and Form 8-K filed with the Securities and Exchange Commission.
###

Ingredion Incorporated
Condensed Consolidated Statements of Income
(Unaudited)
(in millions, except per share amounts)

	Three Months Ended June 30,		Change %	Six Months Ended June 30,		Change %
	2024	2023		2024	2023
Net sales	$1,878	$2,069	(9%)	$3,760	$4,206	(11%)
Cost of sales	1,432	1,628		2,897	3,278
Gross profit	446	441	1%	863	928	(7%)
Operating expenses	191	188	2%	380	375	1%
Other operating (income) expense	(8)	2		4	11
Restructuring/impairment charges	23	—		26	—
Operating income	240	251	(4%)	453	542	(16%)
Financing costs	10	30		29	62
Net gain on sale of business	—	—		(82)	—
Other non-operating expense	—	2		—	2
Income before income taxes	230	219	5%	506	478	6%
Provision for income taxes	80	55		138	120
Net income	150	164	(9%)	368	358	3%
Less: Net income attributable to non-controlling interests	2	1		4	4
Net income attributable to Ingredion	$148	$163	(9%)	$364	$354	3%

Earnings per common share attributable to Ingredion common shareholders:

Weighted average common shares outstanding:
Basic	65.7	66.3		65.7	66.2
Diluted	66.8	67.3		66.7	67.2

Earnings per common share of Ingredion:
Basic	$2.25	$2.46	(9%)	$5.54	$5.35	4%
Diluted	$2.22	$2.42	(8%)	$5.46	$5.27	4%

Ingredion Incorporated
Condensed Consolidated Balance Sheets
(in millions, except share and per share amounts)

	June 30, 2024	December 31, 2023
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$505	$401
Short-term investments	5	8
Accounts receivable, net	1,286	1,279
Inventories	1,244	1,450
Prepaid expenses and assets held for sale	59	261
Total current assets	3,099	3,399
Property, plant and equipment, net	2,291	2,370
Intangible assets, net	1,275	1,303
Other non-current assets	556	570
Total assets	$7,221	$7,642

Liabilities and equity
Current liabilities:
Short-term borrowings	$109	$448
Accounts payable, accrued liabilities and liabilities held for sale	1,121	1,324
Total current liabilities	1,230	1,772
Long-term debt	1,741	1,740
Other non-current liabilities	471	480
Total liabilities	3,442	3,992

Share-based payments subject to redemption	50	55
Redeemable non-controlling interests	7	43

Ingredion stockholders' equity:
Preferred stock — authorized 25.0 shares — $0.01 par value, none issued	—	—
Common stock — authorized 200.0 shares — $0.01 par value, 77.8 shares issued at June 30, 2024 and December 31, 2023	1	1
Additional paid-in capital	1,141	1,146
Less: Treasury stock (common stock: 12.6 shares at June 30, 2024 and December 31, 2023) at cost	(1,233)	(1,207)
Accumulated other comprehensive loss	(1,118)	(1,056)
Retained earnings	4,914	4,654
Total Ingredion stockholders' equity	3,705	3,538
Non-redeemable non-controlling interests	17	14
Total stockholders’ equity	3,722	3,552
Total liabilities and stockholders’ equity	$7,221	$7,642

Ingredion Incorporated
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(in millions)

	Six Months Ended June 30,
	2024	2023
Cash from operating activities:
Net income	$368	$358
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	107	109
Mechanical stores expense	29	33
Net gain on sale of business	(82)	—
Margin accounts	(13)	(10)
Changes in other trade working capital	65	(218)
Other	47	7
Cash provided by operating activities	521	279
Cash from investing activities:
Capital expenditures and mechanical stores purchases	(120)	(154)
Proceeds from disposal of manufacturing facilities and properties	—	1
Proceeds from sale of business	247	—
Other	(2)	(7)
Cash provided by (used for) investing activities	125	(160)
Cash from financing activities:
Proceeds from borrowings, net	—	(17)
Commercial paper borrowings, net	(327)	—
Repurchases of common stock, net	(66)	—
Issuances of common stock for share-based compensation, net	11	15
Purchases of non-controlling interests	(40)	—
Dividends paid, including to non-controlling interests	(104)	(95)
Cash (used for) financing activities	(526)	(97)
Effect of foreign exchange rate changes on cash and cash equivalents	(16)	(1)
Increase in cash and cash equivalents	104	21
Cash and cash equivalents, beginning of period	401	236
Cash and cash equivalents, end of period	$505	$257

Ingredion Incorporated
Supplemental Financial Information
(Unaudited)
(in millions, except for percentages)
I. Segment Information of Net Sales and Operating Income

	Three Months Ended June 30,		Change	Change Excl. FX	Six Months Ended June 30,		Change	Change Excl. FX
	2024	2023			2024	2023
Net Sales
Texture & Healthful Solutions (a)	$588	$618	(5%)	(3%)	$1,185	$1,283	(8%)	(6%)
Food & Industrial Ingredients - LATAM (b)	630	666	(5%)	(6%)	1,246	1,333	(7%)	(9%)
Food & Industrial Ingredients - U.S./Canada (c)	555	604	(8%)	(8%)	1,096	1,212	(10%)	(9%)
All Other (d)	105	181	(42%)	(41%)	233	378	(38%)	(36%)
Total Net Sales	$1,878	$2,069	(9%)	(9%)	$3,760	$4,206	(11%)	(11%)

Operating Income
Texture & Healthful Solutions	$86	$105	(18%)	(17%)	$160	$232	(31%)	(30%)
Food & Industrial Ingredients - LATAM	130	101	29%	28%	231	223	4%	1%
Food & Industrial Ingredients - U.S./Canada	105	80	31%	33%	192	172	12%	12%
All Other	(10)	3	(433%)	(467%)	(14)	(5)	(180%)	(180%)
Corporate	(41)	(38)	(8%)	(8%)	(83)	(75)	(11%)	(11%)
Sub-total	270	251	8%	8%	486	547	(11%)	(12%)
Restructuring and resegmentation costs	(3)	—			(6)	—
Other matters	(9)	—			(9)	(5)
Impairment charge	(18)	—			(18)	—
Total Operating Income	$240	$251	(4%)	(4%)	$453	$542	(16%)	(17%)
(a) Includes intersegment sales of $16 million and $25 million for the second quarter of 2024 and 2023, and $31 million and $58 million year-to-date through June 30, 2024 and 2023
(b) Includes intersegment sales of $10 million and $9 million for the second quarter of 2024 and 2023, and $20 million and $19 million year-to-date through June 30, 2024 and 2023
(c) Includes intersegment sales of $25 million and $23 million for the second quarter of 2024 and 2023, and $51 million and $50 million year-to-date through June 30, 2024 and 2023
(d) Includes intersegment sales of $4 million and $3 million for the second quarter of 2024 and 2023, and $7 million and $7 million year-to-date through June 30, 2024 and 2023

II. Non-GAAP Information
To supplement the consolidated financial results prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), non-GAAP historical financial measures are used, which exclude certain GAAP items such as restructuring and resegmentation costs, net gain on sale of business, impairment charge, Mexico tax item, and other specified items. The term “adjusted” is generally used when referring to these non-GAAP financial measures.
Management uses non-GAAP financial measures internally for strategic decision making, forecasting future results and evaluating current performance. By disclosing non-GAAP financial measures, management intends to provide investors with a more meaningful, consistent comparison of the Company’s operating results and trends for the periods presented. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP and reflect an additional way of viewing aspects of the Company’s operations that, when viewed with its GAAP results, provide a more complete understanding of factors and trends affecting its business. Expected financial measures may not reflect certain future charges, costs and/or gains that are inherently difficult to predict and estimate due to their unknown timing, effect and/or significance. Non-GAAP adjustments are generally made to adjusted financial measures, which increases management’s confidence in its ability to forecast adjusted financial measures than in its ability to forecast GAAP financial measures. These non-GAAP measures, including non-GAAP expected measures, should be considered as a supplement to, and not as a substitute for, or superior to, the corresponding measures calculated in accordance with GAAP.
Non-GAAP financial measures are not prepared in accordance with GAAP; therefore, the Company’s non-GAAP information is not necessarily comparable to similarly titled measures presented by other companies. A reconciliation of each non-GAAP financial measure to the most comparable GAAP measure is provided in the tables below.
Ingredion Incorporated
Reconciliation of GAAP Net Income attributable to Ingredion and Diluted Earnings Per Share (“EPS”) to
Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS
(Unaudited)

	Three Months Ended June 30, 2024		Three Months Ended June 30, 2023		Six Months Ended June 30, 2024		Six Months Ended June 30, 2023
	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS	(in millions)	Diluted EPS
Net income attributable to Ingredion	$148	$2.22	$163	$2.42	$364	$5.46	$354	$5.27

Adjustments:

Restructuring and resegmentation costs (i)	2	0.03	—	—	4	0.06	—	—

Net gain on sale of business (ii)	1	0.01	—	—	(72)	(1.08)	—	—

Other matters (iii)	7	0.10	—	—	7	0.10	4	0.06

Impairment charge (iv)	22	0.33	—	—	22	0.33	—	—

Tax item - Mexico (v)	10	0.15	(7)	(0.10)	4	0.06	(14)	(0.21)

Other tax matters (vi)	2	0.03	—	—	2	0.03	—	—

Non-GAAP adjusted net income attributable to Ingredion	$192	$2.87	$156	$2.32	$331	$4.96	$344	$5.12
Net income and EPS may not sum or recalculate due to rounding.

II. Non-GAAP Information (continued)

Notes
(i)During the three and six months ended June 30, 2024, there were pre-tax restructuring charges of $3 million and $6 million, respectively, primarily related to restructuring activities and the resegmentation of the business effective January 1, 2024.
(ii)During the six months ended June 30, 2024, there was a pre-tax gain of $82 million on the sale of the business in South Korea that was completed in February 1, 2024.
(iii)During the three and six months ended June 30, 2024, there was a pre-tax charge of $9 million for tornado damage incurred at a U.S. warehouse. During the six months ended June 30, 2023, there were pre-tax charges of $5 million primarily related to the impacts of a U.S.-based work stoppage.
(iv)During the three and six months ended June 30, 2024, there was a pre-tax other-than-temporary charge of $18 million on our equity method investments.
(v)Tax provisions of $10 million and $4 million for the three and six months ended June 30, 2024, respectively, and tax benefits of $7 million and $14 million for the three and six months ended June 30, 2023, respectively, were recorded as a result of the movement of the Mexican peso against the U.S. dollar and its impact on the remeasurement of the Mexico financial statements during the periods.
(vi)During the three months ended June 30, 2024, forecasted dividends were changed from Brazil for the year, which are temporarily taxable for U.S. income taxes under U.S. recapture rules. Non-GAAP adjustments for Other tax matters includes the impact from the U.S. tax recapture, prior year tax contingencies and tax results of the above non-GAAP adjustments, partially offset by interest on previously recognized tax benefits for certain Brazilian local incentives that were previously taxable.

Ingredion Incorporated
Reconciliation of GAAP Operating Income to Non-GAAP Adjusted Operating Income
(Unaudited)
(in millions, pre-tax)

	Three Months Ended June 30,		Six Months Ended June 30,
	2024	2023	2024	2023
Operating income	$240	$251	$453	$542

Adjustments:

Restructuring and resegmentation costs (i)	3	—	6	—

Other matters (iii)	9	—	9	5

Impairment charge (iv)	18	—	18	—

Non-GAAP adjusted operating income	$270	$251	$486	$547
For notes (i) through (iv), see notes (i) through (iv) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of GAAP Effective Income Tax Rate to Non-GAAP Adjusted Effective Income Tax Rate
(Unaudited)
(dollars in millions, except for percentages)

	Three Months Ended June 30, 2024			Six Months Ended June 30, 2024
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$230	$80	34.8%	$506	$138	27.3%

Adjustments:

Restructuring and resegmentation costs (i)	3	1		6	2

Net gain on sale of business (ii)	—	(1)		(82)	(10)

Other matters (iii)	9	2		9	2

Impairment charge (iv)	18	(4)		18	(4)

Tax item - Mexico (v)	—	(10)		—	(4)

Other tax matters (vi)	—	(2)		—	(2)

Adjusted Non-GAAP	$260	$66	25.4%	$457	$122	26.7%

	Three Months Ended June 30, 2023			Six Months Ended June 30, 2023
	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)	Income before Income Taxes (a)	Provision for Income Taxes (b)	Effective Income Tax Rate (b/a)
As Reported	$219	$55	25.1%	$478	$120	25.1%

Adjustments:

Other matters (iii)	—	—		5	1

Tax item - Mexico (v)	—	7		—	14

Adjusted Non-GAAP	$219	$62	28.3%	$483	$135	28.0%
For notes (i) through (vi), see notes (i) through (vi) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Diluted Earnings per Share (“GAAP EPS”)
to Expected Adjusted Diluted Earnings per Share (“Adjusted EPS”)
(Unaudited)

	Expected EPS Range for Full-Year 2024
	Low End of Guidance	High End of Guidance
GAAP EPS	$10.20	$10.70

Adjustments:

Restructuring and resegmentation costs (i)	0.06	0.06

Net gain on sale of business (ii)	(1.08)	(1.08)

Other matters (iii)	0.10	0.10

Impairment charge (iv)	0.33	0.33

Tax item - Mexico (v)	0.06	0.06

Other tax matters (vi)	0.03	0.03

Adjusted EPS	$9.70	$10.20
For notes (i) through (vi), see notes (i) through (vi) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.

II. Non-GAAP Information (continued)
Ingredion Incorporated
Reconciliation of Expected GAAP Effective Income Tax Rate (“GAAP ETR”)
to Expected Adjusted Effective Income Tax Rate (“Adjusted ETR”)
(Unaudited)

	Expected Effective Income Tax Rate Range for Full-Year 2024
	Low End of Guidance	High End of Guidance
GAAP ETR	27.0%	28.0%

Adjustments:

Restructuring and resegmentation costs (i)	—%	—%

Net gain on sale of business (ii)	1.3%	1.3%

Other matters (iii)	(0.1%)	(0.1%)

Impairment charge (iv)	(1.0%)	(1.0%)

Tax item - Mexico (v)	(0.5%)	(0.5%)

Other tax matters (vi)	(0.2%)	(0.2%)

Adjusted ETR	26.5%	27.5%
For notes (i) through (vi), see notes (i) through (vi) included in the Reconciliation of GAAP Net Income attributable to Ingredion and Diluted EPS to Non-GAAP Adjusted Net Income attributable to Ingredion and Adjusted Diluted EPS.
.